 Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-107942

and 333-90756

PROSPECTUS SUPPLEMENT

(To prospectus dated September 5, 2003)

2,000,000 Shares

Ventas, Inc.

Common Stock

Ventas, Inc. is selling all of the shares of common stock being offered by this prospectus supplement and the accompanying prospectus. Our common stock trades on the New York Stock Exchange under the symbol “VTR.” On March 10, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $26.16 per share.

Investing in our common stock involves risks that are described in “ Risk Factors” beginning on page S-6 of this prospectus supplement.

The public offering price of the common stock is $25.95 per share, or $51,900,000 on an aggregate basis. The underwriter has agreed to purchase the shares of common stock being offered by this prospectus supplement and the accompanying prospectus from Ventas for $25.69 per share. The proceeds to Ventas from the sale will be $51,380,000, before payment of expenses by us. The underwriting discount is $.26 per share, or $520,000 on an aggregate basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery on or about March 15, 2004.

Merrill Lynch & Co.

The date of this prospectus supplement is March 10, 2004.

Prospectus Supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of two registration statements. The first registration statement is one that we, Ventas Realty, Limited Partnership, Ventas LP Realty, L.L.C., and Ventas Capital Corporation filed with the Securities and Exchange Commission or, the Commission, using a “shelf” registration process. This prospectus supplement also supplements the prospectus contained therein. The second registration statement is one that Ventas Healthcare Properties, Inc. and Ventas TRS, LLC filed with the Commission also using a “shelf” registration process relating to their respective guarantees of debt securities that are not related to this offering.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of its respective date or on the date which is specified in those documents.

CAUTIONARY STATEMENTS

Forward-Looking Statements

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust, or a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and you must recognize that actual results may differ from our expectations. We do not undertake a duty to update such forward-looking statements.

Actual future results and trends for us may differ materially depending on a variety of factors discussed in our filings with the Commission. Factors that may affect our plans or results include, without limitation:

•	the ability and willingness of Kindred Healthcare, Inc. and certain of its affiliates, which we refer to collectively as Kindred, to continue to meet and/or perform their obligations under their contractual arrangements with us, including without limitation the lease agreements and various agreements entered into by us and Kindred at the time of our spin-off of Kindred on May 1, 1998, as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001;

•	the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend us for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 spin-off;

•	the ability of Kindred and our other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with us, and under their existing credit agreements;

•	our success in implementing our business strategy and our ability to identify, consummate and integrate diversifying acquisitions or investments, including the consummation of the acquisition of the remaining four facilities from certain affiliates of Brookdale Living Communities, Inc.;

•	the nature and extent of future competition;

•	the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

•	increases in the cost of borrowing for us;

•	the ability of our operators to deliver high quality care and to attract patients;

•	the results of litigation affecting us;

•	changes in general economic conditions and/or economic conditions in the markets in which we may, from time to time, compete;

•	our ability to pay down, refinance, restructure, and/or extend our indebtedness as it becomes due;

•	the movement of interest rates and the resulting impact on the value of and the accounting for our interest rate swap agreement;

•	our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

•	the final determination of our taxable net income for the years ending December 31, 2003 and 2004;

•	the ability and willingness of our tenants to renew their leases with us upon expiration of the leases and our ability to relet our properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; and

•	the impact on the liquidity, financial condition and results of operations of Kindred and our other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and our other operators to accurately estimate the magnitude of such liabilities.

Many of such factors are beyond our control and the control of our management.

We describe some of these risks and uncertainties in greater detail below under the caption “Risk Factors.” These risks could cause actual results of our industry or our actual results for the year 2004 and beyond to differ materially from those expressed in any forward-looking statement we make. Our future financial performance is dependent upon factors discussed elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein. Forward-looking statements speak only as of the date on which they are made. For a discussion of factors that could cause actual results to differ, see “Risk Factors” below and the information contained in our publicly available filings with the Commission. These filings are described below under the captions “Where You Can Find More Information” and “Incorporation by Reference.”

Kindred Information

Kindred Healthcare, Inc. is subject to the reporting requirements of the Commission and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to Kindred provided in this prospectus supplement is derived from filings made with the Commission or other publicly available information, or has been provided by Kindred. We have not verified this information either through an independent investigation or by reviewing Kindred’s public filings. We have no reason to believe that such information is inaccurate in any material respect, but there can be no assurance that all such information is accurate. We are providing this data for informational purposes only, and the reader of this prospectus is encouraged to obtain Kindred’s publicly available filings from the Commission.

PROSPECTUS SUPPLEMENT SUMMARY

The summary contains basic information about us, our common stock and this offering. Because this is a summary, it does not contain all the information you should consider before investing in our common stock. You should carefully read this summary together with the more detailed information, financial statements and notes to the financial statements contained elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. To fully understand this offering, you should read all of these documents. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. Unless otherwise indicated, all references in this prospectus supplement to “Ventas,” “we,” “us,” “our” or similar terms refer to Ventas, Inc. together with its subsidiaries.

Ventas, Inc.

We are a healthcare real estate investment trust with a geographically diverse portfolio of healthcare-related facilities. As of March 10, 2004, this portfolio consisted of 42 hospitals, 199 nursing facilities, 29 other healthcare and senior housing facilities and three office buildings in 38 states. We lease these facilities to healthcare operating companies under “triple-net” or “absolute-net” leases. As of March 10, 2004, Kindred leased 186 of our nursing facilities and all but one of our hospitals. We also have investments relating to 25 additional healthcare and senior housing facilities located in Ohio and Maryland.

Our business strategy is comprised of two primary objectives: diversifying our portfolio of properties and increasing our earnings. We intend to diversify our portfolio by operator, facility type and reimbursement source. We intend to invest in or acquire additional healthcare, healthcare-related and/or senior housing properties, which could include hospitals, nursing centers, assisted or independent living facilities and ancillary healthcare facilities, that are operated by qualified providers in their industries in relation to our revenue.

Our principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and our telephone number is (502) 357-9000.

Recent Developments

ElderTrust Transaction.    On February 5, 2004, we completed our previously announced acquisition of ElderTrust in an all cash transaction valued at $184 million. The ElderTrust acquisition adds 18 new properties and more than 1,650 beds to our portfolio of senior living and healthcare facilities. The new properties include nine assisted living facilities, one independent living facility, five skilled nursing facilities, two medical office buildings and one financial office building. These properties are located in Pennsylvania, Massachusetts and New Jersey. The ElderTrust properties are leased by us to various operators under leases providing for aggregated annual cash base rent of approximately $16.2 million, subject to escalation as provided in the ElderTrust leases.

We funded the $101 million equity portion of the purchase price from proceeds from our December 11, 2003 sale of 10 facilities to Kindred, unrestricted cash on hand at ElderTrust at the time of the acquisition and borrowings from our revolving credit facility. At the close of the transaction, ElderTrust had approximately $33.5 million in unrestricted and restricted cash on hand.

Brookdale Transaction.    On January 29, 2004, we entered into 14 definitive purchase agreements with certain affiliates of Brookdale Living Communities, Inc. to purchase a total of 14 independent living or assisted living facilities for an aggregate purchase price of $115 million. The facilities are located in ten states and contain approximately 2,000 units. All of the Brookdale leases, which have an initial term of 15 years, will be guaranteed by Brookdale. Aggregate annual base rent for the 14 Brookdale facilities is approximately $10 million, subject to escalation as provided in the Brookdale leases.

We expect to fund these acquisitions by assuming an aggregate of approximately $41 million of non-recourse property level debt on certain of the facilities, with the balance to be paid from cash on hand and/or borrowings from our revolving credit facility. The property level debt encumbers seven of the facilities.

As of March 10, 2004, we had completed the acquisition of 10 of the Brookdale facilities for an aggregate purchase price of $70.7 million, $13.4 million of which was funded by the assumption of non-recourse property level debt. Our acquisition of the remaining four Brookdale facilities is expected to be completed shortly, subject to customary closing conditions. However, the consummation of each such Brookdale acquisition is not conditioned upon the consummation of any other such Brookdale acquisition and there can be no assurance which, if any, of such remaining Brookdale acquisitions will be consummated or when they will be consummated.

The Offering

For a description of our common stock, see “Description of Common Stock” and “Description of Outstanding Capital Stock” in the accompanying prospectus. For a description of stockholder rights attached to our shares of common stock, see Note 14 to our Consolidated Financial Statements for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Securities offered by us	2,000,000 shares of common stock.

Shares to be outstanding after this offering	83,568,385 shares.

Use of proceeds	We intend to use the net proceeds from this offering to repay indebtedness under our revolving credit facility and for general corporate purposes, including to fund possible future acquisitions, if any. See “Use of Proceeds.”

Restrictions on ownership and transfer	Our certificate of incorporation contains restrictions on ownership and transfer of our common stock intended to assist us in maintaining our status as a REIT for federal and/or state income tax purposes. For example, our certificate of incorporation generally restricts any person from acquiring beneficial ownership of more than 9% of our outstanding shares of common stock, as more fully described in the section entitled “Description of Outstanding Capital Stock” in the accompanying prospectus.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the common stock.

New York Stock Exchange symbol	VTR

On July 19, 2003, we elected to permit our preferred stock purchase rights issued pursuant to the Rights Agreement, dated July 20, 1993, as amended, with National City Bank, as Rights Agent, to expire in accordance with the terms of the rights agreement. Consequently, the shares of common stock we are offering do not include any associated preferred stock purchase rights. The number of shares to be outstanding after this offering as shown above is based on the shares of our common stock outstanding as of February 29, 2004.

Additionally, our Board of Directors has declared a first quarter 2004 dividend of $0.325 per share of common stock, payable on March 25, 2004 to stockholders of record of our common stock on March 15, 2004. Purchasers of shares of common stock in this offering, who are record holders of such shares as of March 15, 2004, are entitled to receive the March 25, 2004 dividend on shares purchased in this offering.

RISK FACTORS

Our business, operations and financial condition are subject to various risks. Some of these risks are described below, and you should take these risks into account in evaluating an investment in our common stock. This section does not describe all risks applicable to us, our industry or our business, and it is intended only as a summary of certain material factors. If any of the following risks actually occur, we could be materially and adversely affected. In such case, you may lose all or part of your investment in our common stock.

We have grouped these risk factors into four general categories:

•	Risks arising from our business;

•	Risks arising from our capital structure;

•	Risks arising from our status as a REIT; and

•	Risks relating to the securities sold in this offering.

Risks Arising from Our Business

We are dependent on Kindred; Kindred’s inability or unwillingness to satisfy its obligations under its agreements with us could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

We are dependent on Kindred in a number of ways:

•	We lease substantially all of our properties to Kindred under five master leases, and therefore:

•	Kindred is the primary source of our real estate income, accounting for approximately 94.3% of our total real estate revenues in 2003; and

•	since our master leases with Kindred are triple-net leases, we depend on Kindred to pay for insurance, taxes, utilities and maintenance and repair expenses required in connection with the leased properties.

•	In connection with our spin-off of Kindred in 1998, Kindred assumed, and agreed to indemnify us for, the following:

•	all obligations under third-party leases and third-party contracts, except for those contracts relating to our ownership of our properties;

•	all losses, including costs and expenses, resulting from future claims and all liabilities that may arise out of the ownership or operation of the healthcare operations either before or after the date of the spin-off; and

•	any claims that were pending at the time of the spin-off and that arose out of the ownership or operation of the healthcare operations or were asserted after the spin-off and that arise out of the ownership and operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the spin-off.

•	The failure of Kindred to make three consecutive payments of rent under any of our master leases with them constitutes an “event of default” under our credit agreement.

There can be no assurance that Kindred will have sufficient assets, income and access to financing and insurance coverage to enable it to satisfy its obligations under its agreements with us. In addition, any failure by Kindred to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to enlist and maintain patients in its facilities. Any inability or unwillingness on the part of Kindred to satisfy its obligations under its agreements with us, could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders, as required to continue to qualify as a REIT.

We may be unable to find another lessee or operator for our properties if we have to replace Kindred or our other operators.

We may have to find another lessee/operator for the properties covered by one or more of our master leases with Kindred or our other operators upon the expiration of the terms of the applicable lease or upon a default by Kindred or our other operators. During any period that we are attempting to locate one or more lessee/operators there could be a decrease or cessation of rental payments by Kindred or our other operators. There can be no assurance that we will be able to locate another suitable lessee/operator or, if we are successful in locating such an operator, that the rental payments from the new operator would not be significantly less than the existing rental payments. Our ability to locate another suitable lessee/operator may be significantly delayed or limited by various state licensing, receivership, certificate-of-need or other laws, as well as by Medicare and Medicaid change-of-ownership rules. In addition, we may also incur substantial additional expenses in connection with any such licensing, receivership or change-of-ownership proceedings. Such delays, limitations and expenses could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders, as required to continue to qualify as a REIT and/or materially delay or impact our ability to collect rent, to obtain possession of leased properties, or otherwise to exercise remedies for tenant default.

We may encounter certain risks when implementing our business strategy to pursue investments in, and/or acquisitions or development of, healthcare, healthcare-related and/or senior housing properties.

We intend to pursue investments in, and/or acquisitions or development of, additional healthcare, healthcare-related or other properties, subject to the contractual restrictions contained in the indentures and our credit facility. Acquisitions of and investments in such properties entail general investment risks associated with any real estate investments, including risks that investments will fail to perform in accordance with expectations, the estimates of the cost of improvements necessary for acquired properties will prove inaccurate, and the inability of the lessee/operator to meet performance expectations. We do not presently contemplate any development projects, although if we were to pursue new development projects, such projects would be subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. In addition, we may borrow to finance any investments in, and/or acquisition or development of, healthcare, healthcare-related or other properties, which would increase our leverage.

We may compete for acquisition or investment opportunities with entities that have substantially greater financial resources than we have. Our ability to compete successfully for such opportunities is affected by many factors, including our cost of obtaining debt and equity capital at rates comparable to or better than our competitors. Competition generally may reduce the number of suitable acquisition or investment opportunities available to us and increase the bargaining power of property owners seeking to sell, thereby impeding our acquisitions, investment or development activities.

Even if we are successful at identifying and competing for acquisition or investment opportunities, such opportunities involve a number of risks, including diversion of management’s attention, the risk that the value of the properties we acquire or invest in could decrease substantially after such acquisition or investment and the risk that we will not be able to accurately assess the value of properties that are not of the type we currently own, some or all of which could significantly harm us and our ability to service our indebtedness and on our ability to make distributions to our stockholders as required to continue to qualify as a REIT.

Additionally, if we are successful in continuing to implement our business strategy to pursue investments in, and/or acquisitions or development of, healthcare, healthcare-related and/or senior housing properties, we may continue to increase the number of operators of our properties. Historically, substantially all of our properties have been operated by a single operator, Kindred. There can be no assurance that we will have the capabilities to successfully monitor and manage a portfolio of properties with a growing number of operators.

We are subject to the risks associated with investment in a single industry: the heavily regulated healthcare industry.

All of our investments are in properties used in the healthcare industry; therefore we are exposed to risks associated with the healthcare industry in particular. The healthcare industry is highly regulated and changes in government regulation have in the past had material adverse consequences on the industry in general, which may not even have been contemplated by lawmakers and regulators. There can be no assurance that future changes in government regulation of healthcare will not have a material adverse effect on the healthcare industry, including our lessees/operators. Moreover, our ability to invest in non-healthcare, non-healthcare-related or non-senior housing related properties is restricted by the terms of our credit facility.

Our tenants, including Kindred, may be adversely affected by increasing healthcare regulation and enforcement.

We believe that the regulatory environment surrounding the long-term care industry has intensified both in the amount and type of regulations and in the efforts to enforce those regulations. This is particularly true for large for-profit, multi-facility providers like Kindred.

The extensive federal, state and local laws and regulations affecting the healthcare industry include, but are not limited to, laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, quality of care, patient rights, fraudulent or abusive behavior, and financial and other arrangements which may be entered into by healthcare providers. Federal and state governments have intensified enforcement policies, resulting in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, civil monetary penalties and even criminal penalties. If Kindred or our other tenants and operators fail to comply with the extensive laws, regulations and other requirements applicable to their businesses, they could become ineligible to receive reimbursement from governmental and private third-party payor programs, suffer civil or criminal penalties or be required to make significant changes to their operations. Kindred and our other tenants also could be forced to expend considerable resources responding to an investigation or other enforcement action under applicable laws or regulations. In addition, as part of the settlement agreement Kindred entered into with the federal government, it agreed to comply with the terms of a corporate integrity agreement. Kindred could incur additional expenses in complying with the corporate integrity agreement, and its failure to comply with the corporate integrity agreement could have a material adverse effect on Kindred’s results of operations, financial condition and its ability to make rental payments to us, which, in turn, could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

We are unable to predict the future course of federal, state and local regulation or legislation, including the Medicare and Medicaid statutes and regulations. Changes in the regulatory framework could have a material adverse effect on Kindred and our other operators, which, in turn, could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, could have a material adverse effect on our tenants.

Kindred and certain of our other tenants and operators rely on reimbursement from third-party payors, including the Medicare and Medicaid programs, for substantially all of their revenues. There continue to be various federal and state legislative and regulatory proposals to implement cost-containment measures that limit payments to healthcare providers. In addition, private third-party payors have continued their efforts to control healthcare costs. There can be no assurance that adequate reimbursement levels will be available for services to be provided by Kindred and other tenants which are currently being reimbursed by Medicare, Medicaid or private payors. Significant limits by governmental and private third-party payors on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the liquidity, financial condition and results of operations of Kindred and certain of our other operators and tenants, which, in turn, could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

There also continue to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare services such as Kindred. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. There are a number of legislative proposals currently under consideration, including cost caps and the establishment of Medicaid prospective payment systems for nursing centers. Some states also are considering regulatory changes that include a moratorium on the designation of additional long-term acute care hospitals. A federal moratorium was proposed in February 2004 by a joint committee of the United States House of Representatives and Senate in response to the rapid growth in the number of long-term acute care hospitals and the resulting increase in Medicare payments to long-term acute care hospitals. The committee report raises several questions about long-term acute care hospitals and suggests that a temporary moratorium is needed until the questions can be answered. However, we are not able to predict the impact of any such moratorium on us or our operators unless and until definitive legislation is passed.

There continue to be various federal and state legislative and regulatory proposals to implement cost-containment measures that limit payments to healthcare providers. In addition, private third-party payors have continued their efforts to control healthcare costs. There can be no assurance that adequate reimbursement levels will be available for services to be provided by Kindred and other tenants which are currently being reimbursed by Medicare, Medicaid or private payors. Significant limits by governmental and private third-party payors on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the liquidity, financial condition and results of operations of Kindred and our other operators and other tenants, which, in turn, could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

Significant legal actions could subject Kindred and our other operators to increased operating costs and substantial uninsured liabilities, which could materially and adversely affect Kindred’s and our other operators’ liquidity, financial condition and results of operation.

Kindred and our skilled nursing facility operators have experienced substantial increases in both the number and size of professional liability claims in recent years. In addition to large compensatory claims, plaintiffs’ attorneys increasingly are seeking significant punitive damages and attorneys’ fees.

Due to the increase in the number and severity of professional liability claims against healthcare providers, the availability of professional liability insurance has been severely restricted and the premiums on such insurance coverage have increased dramatically. As a result, Kindred’s and our other operators’ insurance coverage might not cover all claims against them or continue to be available to them at a reasonable cost. If Kindred or our other operators are unable to maintain adequate insurance coverage or are required to pay punitive damages, they may be exposed to substantial liabilities.

Kindred insures its professional liability risks in part through a wholly-owned, limited purpose insurance company. The limited purpose insurance company insures initial losses up to specified coverage levels per occurrence with no aggregate coverage limit. Coverage for losses in excess of those per occurrence levels is maintained through unaffiliated commercial insurance carriers up to an aggregate limit. The limited purpose insurance company then insures all claims in excess of the aggregate limit for the unaffiliated commercial insurance carriers. Kindred maintains general liability insurance and professional malpractice liability insurance in amounts and with deductibles that Kindred management has indicated that it believes are sufficient for its operations.

Operators that insure their professional liability risks through their own captive limited purpose entities generally estimate the future cost of professional liability through actuarial studies which rely primarily on historical data. However, due to the increase in the number and severity of professional claims against healthcare providers, these actuarial studies may underestimate the future cost of claims and there can be no assurance that such operators’ reserves for future claims will be adequate to cover the actual cost of such claims. If the actual cost of such claims is significantly higher than the operators’ reserves, it could have a material adverse effect on the liquidity, financial condition and results of operation of the operator and their ability to make rental payments to us, which in turn, could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to maintain our status as a REIT.

Kindred and our other operators may be sued under a federal whistleblower statute.

Kindred and our other operators may be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring these suits. If any such lawsuits were to be brought against Kindred or our other operators, such suits combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on the liquidity, financial condition and results of operation of Kindred and our other operators and their ability to make rental payments to us, which, in turn, could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders, as required to continue to qualify as a REIT.

If any of our properties are found to be contaminated, or if we become involved in any environmental disputes, we could incur substantial liabilities and costs.

Under federal and state environmental laws and regulations, a current or former owner of real property may be liable for costs related to the investigation, removal and remediation of hazardous or toxic substances or petroleum that are released from or are present at or under, or that are disposed of in connection with such property. Owners of real property may also face other environmental liabilities, including government fines and penalties imposed by regulatory authorities and damages for injuries to persons, property or natural resources. Environmental laws and regulations often impose liability without regard to whether the owner was aware of, or was responsible for, the presence, release or disposal of hazardous or toxic substances or petroleum. In certain circumstances, environmental liability may result from the activities of a current or former operator of the property. While we are generally indemnified by the current operators of our properties for contamination caused by such operators, such indemnities may not adequately cover all environmental costs.

Risks Arising from Our Capital Structure

We may become more leveraged.

As of March 10, 2004, we had approximately $770 million of indebtedness and approximately $229 million in additional borrowings available under our credit facility. Our indentures permit us to incur substantial additional debt, and we may borrow additional funds, which may include secured borrowings. A high level of indebtedness may have the following consequences:

•	a substantial portion of our cash flow from operations must be dedicated to the payment of debt service, thus reducing the funds available for our business strategy and for distributions to stockholders;

•	potential limits on our ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the real estate and/or healthcare sectors;

•	a potential impairment of our ability to obtain additional financing for our business strategy; and

•	a downgrade in the rating of our debt securities by one or more rating agencies which could have the effect of, among other things, increasing the cost of our borrowing.

After this offering, we may be unable to raise additional capital necessary to implement our business plan and to meet our debt payments.

In order to continue to implement our business plan and to meet our debt payments, we may need to raise additional capital after this offering is consummated. Our ability to incur additional indebtedness is restricted by the terms of our indentures and our credit facility. In addition, adverse economic conditions could cause the terms on which we can obtain additional borrowings to become unfavorable. In such circumstances, we may be required to raise additional equity in the capital markets or liquidate one or more investments in properties at times that may not permit realization of the maximum return on the investments and that could result in adverse tax consequences to us. In addition, certain healthcare regulations may constrain our ability to sell assets. There can be no assurance that we will be able to meet our debt service obligations and the failure to do so could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

We hedge floating-rate debt with an interest rate swap and may record charges and incur costs associated with the termination or change in value of this interest rate swap.

We have an interest rate swap agreement to hedge our existing floating-rate debt for the period between July 1, 2003 and June 30, 2008. We periodically assess our interest rate swap in relation to our outstanding balances of floating-rate debt, and based on such assessments may terminate portions of our swaps or enter into additional swaps. Termination of swaps with accrued losses, or changes in the value of swaps as a result of falling interest rates, would require the payment of costs and/or result in charges to our earnings and net worth, which could be significant.

Risks Arising from Our Status as a REIT

Loss of our status as a REIT would have significant adverse consequences to us and the value of our common stock.

If we lose our status as a REIT, we will face serious tax consequences that will substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, all distributions to stockholders would continue to be treated as dividends to the extent of our current and accumulated earning and profits, although corporate stockholders may be eligible for the dividends received deduction and individual stockholders may be eligible for taxation at the rates generally applicable to long-term capital gains (currently at a maximum rate of 15%) with respect to distributions. We would no longer be required to pay dividends to maintain REIT status.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to remain qualified as a REIT for tax purposes. Although we believe that we qualify as a REIT, there can be no assurance that we will continue to qualify or remain qualified as a REIT for tax purposes.

The 90% distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions.

To comply with the 90% distribution requirement applicable to REITs and to avoid a nondeductible excise tax, we must make distributions to our stockholders. The terms of our indentures permit us to make annual distributions to our stockholders in an amount equal to the minimum amount necessary to maintain our REIT status so long as our ratio of Debt to Adjusted Total Assets (as defined in our indentures) does not exceed 60% and to make additional distributions if we pass certain other financial tests.

Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the REIT distribution requirement, it is possible that from time to time we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. This may be due to the timing differences between the actual receipt of income and actual payment of deductible expenses on the one hand and the inclusion of that income and deduction of those expenses in arriving at our taxable income. In addition, nondeductible expenses such as principal amortization or repayments or capital expenditures in excess of noncash deductions may also cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

These distributions may limit our ability to rely upon rental payments from our properties or subsequently acquired properties to finance investments, acquisitions or new developments.

In the event that timing differences or other cash needs occur, we may find it necessary to borrow funds, issue additional equity securities (although there can be no assurance that we will be able to do so), pay taxable stock dividends, if possible, distribute other property or securities or engage in a transaction intended to enable us to meet the REIT distribution requirements. This may require us to raise additional capital to meet our obligations. The terms of our indentures and our credit facility restrict our ability to engage in some of these transactions.

Risk Factors Relating to the Securities Sold in this Offering

If our stock price is volatile, purchasers of our common stock could incur substantial losses.

Although our common stock is listed on the New York Stock Exchange, such listing does not provide any assurance that an active public market for the common stock will be sustained. No predictions can be made as to the effect, if any, that future market sales of common stock or the availability of common stock for sale will have on the prevailing market price of the common stock. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations as well as general economic and market conditions may adversely effect the market price of the common stock.

If there are sales of substantial amounts of our common stock in the future, the price of our common stock could decline.

As of February 29, 2004, we had outstanding 81,568,385 shares of common stock. All of these shares of common stock are available for immediate sale unless held by our affiliates. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock.

USE OF PROCEEDS

We will receive approximately $51,200,000 in net proceeds from this offering, after deducting the underwriting discount and expenses of this offering.

We intend to use the net proceeds from this offering to repay indebtedness under our revolving credit facility and for general corporate purposes, including to fund possible future acquisitions, if any.

Borrowings under our revolving credit facility currently bear interest at a spread of 2.50% over LIBOR per annum (constituting an effective interest rate of 3.64% per annum as of December 31, 2003, excluding the effect of our related interest rate swap agreement), although the revolving credit facility offers us other interest rate options. The revolving credit facility must be repaid in full by April 17, 2005.

Consistent with our business strategy, it is our intention that any future acquisitions will involve healthcare, healthcare-related and/or senior housing properties.

CAPITALIZATION

The following table shows our capitalization:

•	on an actual basis;

•	on a pro forma basis to give effect to:

•	our acquisition of ElderTrust on February 5, 2004; and

•	our acquisition of 10 Brookdale facilities as of March 10, 2004 and our proposed acquisition of the remaining four Brookdale facilities for which we have entered into purchase agreements,

each as described under “Prospectus Supplement Summary—Recent Developments,” as if these transactions had been completed on December 31, 2003; and

•	on a pro forma basis giving effect to the above referenced transactions, as adjusted to give effect to the sale of the common stock offered by this prospectus supplement and the use of the $51.2 million of estimated net proceeds, after deducting the underwriting discount and expenses of this offering, for the purposes described under the caption “Use of Proceeds” above as if these transactions had been completed on December 31, 2003.

You should read this table in conjunction with our historical consolidated financial statements and the other financial and statistical information that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2003
	Actual	Pro Forma(1)(2)	Pro Forma As Adjusted(1)(2)
	(in thousands)
		(unaudited)
Cash and Cash Equivalents	$82,104	$9,104	$9,104
Debt
Revolver	$–	$74,000	$22,800
Term Loan	59,100	59,100	59,100
CMBS Loan	215,424	215,424	215,424
Other Long-Term Debt	366,038	490,038	490,038

Total Debt	$640,562	$838,562	$787,362
Stockholders’ Equity
Common stock and paid in capital, $.25 par value per share, 180,000 shares authorized, 82,608 shares issued and 84,608 issued as adjusted	$183,118	$183,118	$234,318
Accumulated other comprehensive income (loss)	(18,294)	(18,294)	(18,294)
Retained Earnings (deficit)	(56,790)	(56,790)	(56,790)
Other	(748)	(748)	(748)
Treasury Stock	(50,971)	(50,971)	(50,971)

Total Stockholders’ Equity (Deficit)	$56,315	$56,315	$107,515

Total Capitalization	$696,877	$894,877	$894,877

(1)	On February 5, 2004, the acquisition of ElderTrust was completed in an all cash transaction valued at $184 million. The $101 million equity portion of the purchase price was funded from: proceeds from our December 11, 2003 sale of 10 facilities to Kindred, unrestricted cash on hand at ElderTrust at the time of the acquisition and borrowings from our revolving credit facility. At the close of the transaction, ElderTrust had approximately $33.5 million in unrestricted and restricted cash on hand.

(footnotes continued on following page)

(2)	On January 29, 2004, we entered into 14 definitive purchase agreements with certain affiliates of Brookdale Living Communities, Inc. to purchase a total of 14 independent living or assisted living facilities for an aggregate purchase price of approximately $115 million.

As of March 10, 2004, we had completed the acquisition of 10 of the Brookdale facilities for an aggregate purchase price of $70.7 million, $13.4 million of which was funded by the assumption of non-recourse property level debt. Our acquisition of the remaining four Brookdale facilities is expected to be completed shortly, subject to customary closing conditions. However, the consummation of each such Brookdale acquisition is not conditioned upon the consummation of any other such Brookdale acquisition and there can be no assurance which, if any, of such remaining Brookdale acquisitions will be consummated or when they will be consummated.

PRICE RANGE OF OUR COMMON STOCK AND DISTRIBUTIONS

Our common stock is listed and traded on the New York Stock Exchange under the symbol “VTR”. The following table sets forth the high and low sale prices for the indicated periods, as reported by the New York Stock Exchange and distributions declared per share of our common stock.

	Price Per Share		Distributions Declared Per Share
	High	Low
2002
First Quarter	$13.00	$11.35	$0.2375
Second Quarter	$13.60	$12.59	$0.2375
Third Quarter	$13.46	$10.55	$0.2375
Fourth Quarter	$13.76	$10.06	$0.2375
2003
First Quarter	$12.24	$11.08	$0.27
Second Quarter	$15.33	$11.67	$0.27
Third Quarter	$18.33	$14.83	$0.27
Fourth Quarter	$22.98	$17.05	$0.2675
2004
First Quarter (through March 10, 2004)	$27.44	$21.88	$0.325	(1)

(1)	Our Board of Directors has declared a quarterly dividend for the first quarter 2004 of $0.325 per share of common stock, payable on March 25, 2004 to stockholders of record on March 15, 2004. Purchasers of shares of common stock in this offering, who are record holders of such shares as of March 15, 2004, are entitled to receive the March 25, 2004 dividend on shares purchased in this offering.

The reported last sale price per share for our common stock on the New York Stock Exchange on March 10, 2004 was $ 26.16 per share.

For a description of our common stock, see “Description of Our Common Stock” and “Description of Outstanding Capital Stock” in the accompanying prospectus and our restated certificate of incorporation, which is incorporated by reference herein. On July 19, 2003, we elected to permit our preferred stock purchase rights issued pursuant to the Rights Agreement, dated July 20, 1993, as amended, with National City Bank, as Rights Agent, to expire in accordance with the terms of the rights agreement. Consequently, the shares of common stock we are offering do not include the associated preferred stock purchase rights.

DIVIDEND POLICY

We intend to distribute at least 100% of our taxable net income to our stockholders. We expect dividends will be paid quarterly, in cash, although we reserve the right to pay dividends by distributing a combination of cash and other property or securities. A number of factors are considered by our Board of Directors when making the final determination regarding the frequency and amount of our dividends. Therefore, there can be no assurance that we will maintain this distribution policy or that our ability to pay dividends will not be limited by the terms of our credit agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material United States federal income tax considerations relevant to holders of our common stock. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of our common stock, and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold our common stock in connection with a straddle, hedge, conversion transaction or any similar or hybrid financial instrument) that may be subject to special rules.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

Taxation of U.S. Stockholders

As used herein, the term “U.S. Stockholder” means a holder of our common stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income generally and will not be eligible for taxation at the rates applicable to long-term capital gains (i.e., as qualified dividend income) generally available to individuals or for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends will be taxed as a capital gain (to the extent such distributions do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its shares. The tax rates applicable to such capital gains are discussed below. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder’s shares, such distributions will be included in income as capital gains assuming the shares are capital assets in the hands of the stockholder. The tax rate applicable to such capital gain will depend on the stockholder’s holding period for the shares. In addition, any distribution we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

If we should become a closely held REIT, we would no longer qualify as a REIT and any person owning at least 10% (by vote or value) of our stock would be required to accelerate the recognition of year-end dividends attributable to us, for purposes of such person’s estimated tax payments. A closely held REIT is defined as one in which at least 50% (by vote or value) is owned by five or fewer individuals. Attribution rules apply to determine ownership.

We may elect to treat all or a part of our undistributed net capital gain as if it had been distributed to our stockholders (including for purposes of the 4% excise tax discussed below under “Requirements for Qualification—Annual Distribution Requirements”). If we should make such an election, our stockholders would be required to include in their income as long-term capital gain their proportionate share of our undistributed net capital gain, as we designate. Each such stockholder would be deemed to have paid its proportionate share of the income tax imposed on us with respect to such undistributed net capital gain, and this amount would be credited or refunded to the stockholder. In addition, the tax basis of the stockholder’s shares would be increased by its proportionate share of undistributed net capital gains included in its income, less its proportionate share of the income tax imposed on us with respect to such gains.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income (subject to certain limitations). Our taxable distributions and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, our taxable distributions generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of the shares (or distributions treated as such) will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

In general, any gain or loss realized upon a taxable disposition of the common stock by a stockholder who is not a dealer in securities will be treated as capital gain or loss. Lower marginal tax rates for individuals may apply in the case of capital gains, depending on the holding period of the shares that are sold. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of our distributions required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the disposition.

For non-corporate taxpayers, the tax rate differential between capital gain and ordinary income may be significant. The highest marginal individual income tax rate applicable to ordinary income is currently 35%. Any capital gain generally will be taxed to a non-corporate taxpayer at a maximum rate of 15% with respect to capital assets held for more than one year. The tax rates applicable to ordinary income apply to gain attributable to the sale or exchange of capital assets held for one year or less. In the case of capital gain attributable to the sale or exchange of certain real property held for more than one year, an amount of such gain equal to the amount of all prior depreciation deductions not otherwise required to be taxed as ordinary depreciation recapture income will be taxed at a maximum rate of 25%. With respect to distributions designated by a REIT as capital gain dividends (including deemed distributions of retained capital gains), the REIT also may designate (subject to certain limits) whether the dividend is taxable to non-corporate stockholders as a 15% rate gain distribution or an unrecaptured depreciation distribution taxed at a 25% rate.

The characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains generally may be deducted against a non-corporate taxpayer’s ordinary income only up to a maximum annual amount of $3,000. Non-corporate taxpayers may carry forward their unused capital losses. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Treatment of Tax-Exempt Stockholders

Tax-exempt organizations, including qualified employee pension and profit sharing trusts and individual retirement accounts (collectively, “Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, and subject to the exceptions discussed below, amounts we distribute to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the common stock with debt, a portion of its income from us will constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Section 50l(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of our stock is required to treat a percentage of the dividends from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is the gross income, less related direct expenses we derive from an unrelated trade or business (determined as if we were a pension trust) divided by our gross income, less related direct expenses, for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of our stock only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule (as defined below) that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust and (iii) either (A) one pension trust owns more than 25% of the value of our stock or (B) a group of pension trusts individually holding more than 10% of the value of our stock collectively own more than 50% of the value of our stock.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. Stockholders”) are complex, and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to their ownership of the common stock, including any reporting requirements.

For purposes of this discussion, the term “Non-U.S. Stockholder” does not include any foreign stockholder whose investment in our stock is “effectively connected” with the conduct of a trade or business in the United States. Such a foreign stockholder, in general, will be subject to United States federal income tax with respect to its investment in our stock in the same manner as a U.S. Stockholder is taxed (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, a foreign corporation receiving income that is treated as effectively connected with a U.S. trade or business also may be subject to an additional 30% “branch profits tax,” unless an applicable tax treaty provides a lower rate or an exemption. Certain certification requirements must be satisfied in order for effectively connected income to be exempt from withholding.

Distributions to Non-U.S. Stockholders that are not attributable to gain from sales or exchanges of U.S. real property interests and are not designated by us as capital gain dividends (or deemed distributions of retained capital gains) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder’s shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below.

For any year in which we qualify as a REIT, distributions that are attributable to our gain from sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. Stockholders thus would be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty relief or exemption.

Unless a reduced rate of withholding applies under an applicable tax treaty, we generally will withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, 30% of all distributions out of current or accumulated earnings and profits, subject to the application of FIRPTA withholding rules discussed below. In addition, we are required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Because we generally cannot determine at the time a distribution is made whether or not it will be in excess of earnings and profits, we intend to withhold 30% of the entire amount of any distribution (other than distributions subject to the 35% withholding discussed below). Generally, however, a Non-U.S. Stockholder will be entitled to a refund from the IRS to the extent an amount is withheld from a distribution that exceeds the amount of U.S. tax owed by such Non-U.S. Stockholder.

Under FIRPTA, we are required to withhold 35% of any distribution that is designated as a capital gain dividend or which could be designated as a capital gain dividend. Thus, if we designate previously made distributions as capital gain dividends, subsequent distributions (up to the amount of such prior distributions) will be treated as capital gain dividends for purposes of FIRPTA withholding.

For so long as the common stock continues to be regularly traded on an established securities market, the sale of such stock by any Non-U.S. Stockholder who is not a Five Percent Non-U.S. Stockholder (as defined below) generally will not be subject to United States federal income tax (unless the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year of the sale and certain other conditions apply, in which case such gain will be subject to a 30% tax on a gross basis). A “Five Percent Non-U.S. Stockholder” is a Non-U.S. Stockholder who, at some time during the five-year period preceding such sale or disposition, beneficially owned (including under certain attribution rules) more than 5% of the total fair market value of our common stock (as outstanding from time to time) or owned shares of another class of our stock that represented value greater than 5% of the common stock (measured at the time such shares were acquired).

In general, the sale or other taxable disposition of the common stock by a Five Percent Non-U.S. Stockholder also will not be subject to United States federal income tax if we are a “domestically controlled REIT.” A REIT is a “domestically controlled REIT” if, at all times during the five-year period preceding the relevant testing date, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders (taking into account those persons required to include our dividends in income for United States federal income tax purposes). Although we believe that we currently qualify as a “domestically controlled REIT,” because our common stock is publicly traded, no assurance can be given that we will qualify as a domestically controlled REIT at any time in the future. If we do not constitute a domestically controlled REIT, a Five Percent Non-U.S. Stockholder will be taxable in the same manner as a U.S. Stockholder with respect to gain on the sale of the common stock (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

Information Reporting Requirements and Backup Withholding Tax

We will report to our U.S. Stockholders and to the IRS the amount of distributions paid during each calendar year and distributions required to be treated as so paid during a calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the applicable rate (currently 28%) with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify to us their non-foreign status.

U.S. Stockholders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder’s United States federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

Backup withholding tax and information reporting generally will not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gain dividends or (iii) distributions attributable to our gain from the sale or exchange of U.S. real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of the common stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of the common stock by a foreign office of a broker that (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) is a “controlled foreign corporation” for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are satisfied, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of the common stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for a refund with the IRS.

Other Tax Considerations

We, along with our stockholders, may be subject to state and local tax in states and localities in which we do business or own property. Our tax treatment and the tax treatment of our stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their ownership of shares of the common stock.

Federal Income Taxation of Ventas

The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law, which could be changed at any time, possibly retroactively. The law firm of Willkie Farr & Gallagher LLP has acted as our tax counsel in connection with our election to continue to be taxed as a REIT. Willkie Farr & Gallagher LLP will render an opinion to our underwriters to the effect that, commencing with our taxable year ended December 31, 1999, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion will be rendered as of the closing of this offering, and Willkie Farr & Gallagher LLP will have no obligation to update its opinion subsequent to that date.

The opinion of Willkie Farr & Gallagher LLP will be based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein and a factual certificate provided by one of our officers. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Willkie Farr & Gallagher LLP. Accordingly, neither Willkie Farr & Gallagher LLP nor we can assure you that the actual results of our operations for any particular taxable year will satisfy these requirements.

We elected to qualify as a REIT for federal income tax purposes for the year ended December 31, 1999. We believe that we have satisfied the requirements to qualify as a REIT for the years ended December 31, 1999, 2000, 2001, 2002 and 2003. Although we intend to continue to qualify as a REIT for federal income tax purposes for the year ended December 31, 2004 and subsequent years, it is possible that economic, market, legal, tax or other considerations may cause us to fail, or elect not, to continue to qualify as a REIT. Our continued qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code. These tests are discussed below. No assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Although we believe we have satisfied the requirements to continue to qualify as a REIT for years ended December 31, 1999, 2000, 2001, 2002 and 2003 and although we currently intend to continue to qualify as a REIT for the year ended December 31, 2004 and subsequent years, it is possible that economic, market, legal, tax or other considerations may cause us to fail, or elect not, to continue to qualify as a REIT. For a discussion of the tax consequences of failing to continue to qualify as a REIT, see “—Failure to Continue to Qualify” below.

As a REIT, we generally will not be subject to federal corporate income tax on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. Notwithstanding our qualification as a REIT, we will be subject to federal income tax in the following circumstances.

•	First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains;

•	Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our undistributed items of tax preference;

•	Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property or property we repossess upon dispossessing a tenant after a lease default) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income;

•	Fourth, if we have net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax;

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the product of (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test, and (b) a fraction intended to reflect our profitability;

•

Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than retained long-term capital gain we elect to treat as having been distributed to stockholders), and (iii) any undistributed taxable income from prior years, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed;

•	Seventh, if we should receive rents from a tenant deemed not to be fair market value rents, or if we value our assets incorrectly, we may be liable for valuation penalties; and

•	Eighth, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period (the “Recognition Period”) beginning on the date on which we acquired such asset, then, to the extent of such asset’s “Built-in Gain” (i.e., the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such asset at such time), such gain will be subject to tax at the highest regular corporate rate (the “Built-in Gain Rules”).

We own appreciated assets that we held on January 1, 1999, the effective date of our REIT election. These assets are subject to the Built-in Gain Rules discussed above because we were a taxable C corporation prior to January 1, 1999. If we recognize taxable gain upon the disposition of any of these assets within the ten-year Recognition Period, we generally will be subject to regular corporate income tax on the gain equal to the lower of (a) the recognized gain at the time of the disposition and (b) the Built-in Gain in that asset as of January 1, 1999. The total amount of gain on which we can be taxed under the Built-in Gain Rules is limited to our net built-in gain at the time we became a REIT, i.e., the excess of the aggregate fair market value of our assets at the time we became a REIT over the adjusted tax bases of those assets at that time. Some but not all of such capital gains realized would be offset by the amount of any available capital loss carryforwards. In connection with the sale of any assets, all or a portion of such gain could be treated as ordinary income instead of capital gain and be subject to taxation and/or the minimum REIT distribution requirements. See “—Requirements for Qualification—Annual Distribution Requirements” below.

Requirements for Qualification

To continue to qualify as a REIT, we must continue to meet the requirements discussed below, relating to the organization, sources of income, nature of assets and distributions of income to stockholders.

Organizational Requirements

The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year (the “100 Shareholder Rule”); (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the “5/50 Rule”); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets.

For purposes of the 5/50 Rule, an unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Section 401(a) of the Code, however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule. Certain entities, including entities that file Schedules 13 D, F or G with the Commission, are not treated as a single owner under the 5/50 Rule. For purposes of the 5/50 Rule, the beneficial owners of such entities are deemed to be the owners of our common stock. A REIT will be treated as having satisfied the 5/50 Rule if it complies with certain regulations for ascertaining the ownership of its stock and if it did not know (or after the exercise of reasonable diligence would not have known) that its stock was sufficiently closely held to cause it to violate the 5/50 Rule. See “—Requirements for Qualification—Annual Record Keeping Requirements” below.

In order to prevent a concentration of ownership of our stock that would cause us to fail the 5/50 Rule or the 100 Shareholder Rule, we amended our certificate of incorporation on April 30, 1998 to provide that, except with the consent of our Board of Directors, no holder (with certain exceptions) is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 9.0% of the common stock or 9.9% of any class of preferred stock issued by us. No holder, however, is permitted to own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of our stock if such ownership would cause more than 50% in value of our outstanding stock to be owned by five or fewer individuals or would result in our stock being beneficially owned by fewer than 100 persons (determined without reference to any rule of attribution).

As permitted by our certificate of incorporation, we have granted a waiver of the ownership limitations to Cohen & Steers Capital Management, Inc. This waiver permits Cohen & Steers to own over 10% of our common stock but in no event more than 14% of our common stock. We believe that no stockholder, other than Cohen & Steers, owns 10% or more of our issued and outstanding common stock, as measured by the Code.

To qualify as a REIT, a corporation may not have (as of the end of the taxable year) any earnings and profits that were accumulated in periods before it elected REIT status. We believe that at December 31, 1999 we did not have any accumulated earnings and profits that are attributable to periods during which we were not a REIT, although the IRS would be entitled to challenge that determination. For taxable years beginning after 2000 (and we believe for the taxable year 2000), a distribution made to meet the requirement that a REIT may not have non-REIT earnings and profits will be treated, on a first-in, first-out basis, as made from earnings and profits. Thus, such earnings and profits are deemed distributed first from earnings and profits that would cause such a failure, starting with the earliest Company year for which such failure would occur.

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the income and asset tests described below. If and when Ventas Realty were to admit a partner other than Ventas or an entity that is treated for tax purposes as an entity separate from Ventas, Ventas’s proportionate share of the assets and gross income of Ventas Realty would be treated as the assets and gross income of Ventas for purposes of applying the requirements described herein.

Income Tests

To continue to qualify as a REIT, we must satisfy certain annual gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” (defined below) and, in certain circumstances, interest on certain types of temporary investment income). Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

Substantially all of our gross income is derived from leasing our properties under our master leases with Kindred. Rents we received or deemed received under our leases (including our master leases with Kindred) will qualify as “rents from real property” in satisfying the gross income requirements described above only if our leases are respected as “true” leases for federal income tax purposes and are not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gains (e.g., appreciation) with respect to the property. Based upon advice of counsel at the time our master leases with Kindred and Trans Healthcare, Inc. or THI, were negotiated, we believe that our leases should be treated as “true” leases for federal income tax purposes. Investors should be aware, however, that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for federal income tax purposes. If the leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that we receive from our tenants would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” If that were to be the case with our master leases with Kindred, we likely would not be able to satisfy either the 75% or the 95% gross income tests, and, as a result, would lose our REIT status.

Assuming that our leases are “true” leases for tax purposes, rents we receive will qualify as “rents from real property” for purposes of the REIT gross income tests only if several additional conditions are satisfied. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, amounts received from a tenant will not qualify as “rents from real property” if we, or an owner of 10% or more of us, directly or constructively is deemed to own 10% or more of the ownership interests in the tenant (a “Related Party Tenant”).

Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease (based on the fair market values after 2000), then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

Finally, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from whom we derive no income. The “independent contractor” requirement, however, does not apply to the extent that the services we provided are “usually or customarily rendered in connection with the rental of space for occupancy only,” which are services of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be UBTI. In addition, the “independent contractor” requirement does not apply to noncustomary services we provided, the annual value of which does not exceed 1% of the gross income derived from the property with respect to which the services are provided (the “1% de minimis exception”). For this purpose, such services may not be valued at less than 150% of our direct cost of providing the services. An “independent contractor” is defined as an entity that does not own (directly or indirectly) more than 35% of our stock or an entity not more than 35% owned (directly or indirectly) by persons who own more than 35% of our stock. If any class of our stock or the person being tested as an independent contractor is regularly traded on an established securities market, only persons who directly or indirectly own 5% or more of such class of stock shall be counted in determining whether the 35% ownership limitations have been exceeded. In addition to providing the above services to tenants through an

“independent contractor,” we may also provide such services to tenants of our property through one or more of our taxable REIT subsidiaries without causing rents from such tenants to fail to qualify as “rents from real property.” See “—Asset Tests—Taxable REIT Subsidiaries.”

We do not believe that we have, and do not anticipate that we will in the future, (i) charged/charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above), (ii) derived/derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents, (iii) derived/derive rent attributable to a Related Party Tenant, or (iv) provided/provide any noncustomary services to tenants other than through qualifying independent contractors, except as permitted by the 1% de minimis exception or to the extent that the amount of resulting nonqualifying income would not cause us to fail to satisfy the 95% and 75% gross income tests.

Related Party Tenant

We lease substantially all of our properties to Kindred and Kindred is the primary source of our rental revenues. Under the Code, if we own 10% or more of any class of Kindred’s issued and outstanding voting securities or 10% or more of the value of any class of Kindred’s issued and outstanding securities (the “10% securities test”), Kindred would be a Related Party Tenant. As a Related Party Tenant, our rental revenue from Kindred would not qualify as “rents from real property” and we would lose our REIT status because we likely would not be able to satisfy either the 75% or the 95% gross income test. Our loss of REIT status would have a material adverse effect on us.

Under Kindred’s plan of reorganization, Ventas Realty received 1,498,500 shares of Kindred common stock on the date Kindred emerged from bankruptcy. As of August 14, 2003, Ventas Realty had disposed of all shares of its Kindred common stock. Based upon applicable tax authorities and decisions and advice from the IRS, we believe that for purposes of the 10% securities test, our ownership percentage in Kindred was less than 9.99%.

We have implemented a number of arrangements, including adopting provisions in our certificate of incorporation and negotiating limitations with third parties, all intended to minimize the risk of a violation of the 10% securities test. While we believe that the safeguards which we have instituted will enable us to satisfy the 10% securities test, there can be no assurances that such safeguards will be adequate to prevent us from violating the 10% securities test. If we should ever violate the 10% securities test, we would lose our status as a REIT which would have a material adverse effect on our business, financial condition, results of operation and liquidity and, on our ability to service our indebtedness.

Under the Code, rents we receive from any of our taxable REIT subsidiaries will qualify as “rents from real property” even if we own 10% or more of its issued and outstanding securities or 10% or more of the value of any class of its issued and outstanding securities as long as: (i) at least 90% of the leased space of the property is rented to third parties at comparable rents, or (ii) the property leased to the Taxable REIT Subsidiary is a qualified lodging facility managed and operated by an independent contractor. See “— Asset Tests — Taxable REIT Subsidiaries.” We believe all rents we received for our taxable subsidiaries qualified as “rents from real property.”

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless continue to qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

Foreclosure Property

General

The foreclosure property rules permit us (by our election) to foreclose or repossess properties without being disqualified as a result of receiving income that does not qualify under the gross income tests; however, a corporate tax is imposed upon net income from “foreclosure property” that is not otherwise “good REIT” income. Detailed rules specify the calculation of the tax. The after tax amount increases the amount the REIT must distribute each year.

“Foreclosure property” includes any real property and any personal property incident to such real property acquired by bid at foreclosure or by agreement or process of law after there was a default or a default was imminent on the leased property. During a 90-day grace period, we may operate the foreclosed property without an “independent contractor” or qualifying lessee. The 90-day grace period will begin on the date we acquire possession of the property.

To maintain foreclosure property treatment after the 90-day grace period, we must cause the property to be managed by an “independent contractor” (from whom we derive or receive no income) or lease the property pursuant to a lease qualifying as a true lease for income tax purposes to an unrelated third party. Ownership of the tenant must not be attributed to us in violation of the related tenant rule of Section 856(d)(2)(B) (relating to 10% or more owned tenants). If the property is leased to a third party under a true lease, the foreclosure property rules are not then relevant.

Foreclosure property treatment will end on the first day on which the REIT enters into a lease of the property that will give rise to income that is not good rental income under Section 856(c)(3). In addition, foreclosure property treatment will end if any construction takes place on the property (other than completion of a building, or other improvement more than 10 percent complete before default became imminent). Foreclosure property treatment is available for an initial period of three years, provided that such treatment may be extended up to six years.

Healthcare Properties

We are permitted to terminate leases of “qualified healthcare properties” other than by reason of default or imminent default. In addition, we may treat “qualified healthcare properties” as foreclosure property at the time a lease comes to an end. Except as noted below, healthcare foreclosure properties are subject to the foreclosure property tax and other rules under the general foreclosure property rules.

The differences between this special healthcare rule and the general foreclosure rule are that (i) the initial foreclosure property period is for two rather than three years, although it may be extended for the same aggregate six years, (ii) the lease may be terminated without requirement of default, and (iii) income from the independent contractor is disregarded to the extent such income is attributable to any lease of property in effect on the date of acquisition or any lease of property entered into after such date if on such date a lease of the new property from the REIT was in effect, and under the terms of the new lease, the REIT receives no more than substantially the same benefit in comparison to the lease previously in effect.

A “qualified healthcare property” includes any real property and any personal property incident to such real property which is a “healthcare facility” or is necessary or incidental to the use of a healthcare facility. The qualified healthcare facility may be operated by an independent contractor from whom the REIT does not derive or receive any income other than certain qualifying lease income from an independent contractor.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy two tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by cash or cash items (including certain receivables), government securities, “real estate assets” or, in cases where we raise new capital through stock or long-term (maturity of at least five years) debt offerings, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital (the “75% asset test”). The term “real estate asset” includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term “interest in real property” includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer’s debt and equity securities owned by us (other than our interest in any entity classified as a partnership for federal income tax purposes, or the stock of a qualified REIT subsidiary, or the stock of a Taxable REIT Subsidiary) may not exceed 5% of the value of our total assets (the “5% asset test”), and we may not own more than 10% of any one issuer’s outstanding voting securities or 10% of the value of any one issuer’s outstanding securities, subject to limited “safe harbor” exceptions for certain straight debt obligations (except for our ownership interest in an entity that is disregarded for federal income tax purposes, that is classified as a partnership for federal income tax purposes or that is the stock of a qualified REIT subsidiary or stock of a Taxable REIT Subsidiary) (previously defined as the “10% securities test”). In addition, no more than 20% of the value of our assets can be represented by securities of Taxable REIT Subsidiaries (as defined below).

If we should fail to satisfy the asset tests at the end of a calendar quarter except for our first calendar quarter, such a failure would not cause us to fail to qualify as a REIT or to lose our REIT status if (i) we satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by an acquisition of nonqualifying assets. If the condition described in clause (ii) of the preceding sentence was not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions as may be required to comply with those tests.

We believe we have been and will continue to be in compliance with the 10% securities test and the 5% asset test. However, there can be differing opinions as to the methods of calculating compliance with these tests and as to the value of our assets for purposes of these tests. Therefore, there can be no assurance we are or will continue to be in compliance with either of these tests. If we failed to satisfy either of these tests, we would lose our REIT status. If we lost our status as a REIT, it would have a material adverse effect on our business, financial condition, results of operation and liquidity and, on our ability to service our indebtedness.

Taxable REIT Subsidiaries

We are permitted to own up to 100% of a “Taxable REIT Subsidiary.” To qualify as a Taxable REIT Subsidiary, both we and the subsidiary corporation must join in an election to treat the subsidiary corporation as a Taxable REIT Subsidiary. In addition, any corporation (other than a REIT or a qualified REIT subsidiary) of which a Taxable REIT Subsidiary owns, directly or indirectly, more than 35% of the vote or value is automatically treated as a Taxable REIT Subsidiary. We currently own two Taxable REIT Subsidiaries, Ventas Capital Corporation and Ventas TRS, LLC.

A Taxable REIT Subsidiary can provide services to tenants of our properties (even if such services were not considered services customarily furnished in connection with the rental of real property), and can manage or operate properties, generally for third parties, without causing amounts received or accrued directly or indirectly by us for such activities to fail to be treated as rents from real property. However, rents paid to us generally are not qualified rents if we own more than 10% (by vote or value) of the corporation paying the rents. Nevertheless, qualified rents do include rents that are paid by taxable REIT subsidiaries and that also meet a limited rental exception (where 90% of space is leased to third parties at comparable rents) and an exception for rents from certain lodging facilities (operated by an independent contractor).

Moreover, the Taxable REIT Subsidiary cannot directly or indirectly operate or manage a lodging or healthcare facility, subject to special rules for certain lodging facilities.

Also, the Taxable REIT Subsidiary generally cannot provide to any person rights to any brand name under which hotels or healthcare facilities are operated, unless the rights are provided to an independent contractor to operate or manage a lodging facility, if the rights are held by the Taxable REIT Subsidiary as licensee or franchisee and the lodging facility is owned by the Taxable REIT Subsidiary or leased to it by us.

The Taxable REIT Subsidiary cannot deduct interest paid or accrued (directly or indirectly) to the REIT in any years that would exceed 50% of the Taxable REIT Subsidiary’s adjusted gross income. If any amount of interest, rent, or other deductions of the Taxable REIT Subsidiary for amounts paid to us is determined to be other than at arm’s length (“redetermined” items pursuant to Section 482), an excise tax of 100% is imposed on the portion that was excessive, with limited “safe harbor” exceptions.

A 100% excise tax would be imposed on us for: (i) redetermined rents, (ii) redetermined deductions, and (iii) excess interest. Redetermined rents include “rents from real property” that would have been adjusted under Section 482 (but for the imposition of the 100% tax) in an IRS audit to clearly reflect income as a result of services furnished by a Taxable REIT Subsidiary to the tenants of a REIT. Redetermined rents, however, would only include rents attributable to “impermissible” services that exceed 1% of the total rents from the property. In addition, redetermined rents would not include rents which qualify for the following safe harbors: (i) the Taxable REIT Subsidiary charges the same amounts for its services to the REIT and its tenants similar to other third parties; (ii) the rents paid to the REIT by tenants (leasing at least 25% of the net leasable space in the property) who are not receiving a service from the Taxable REIT Subsidiary are substantially comparable to the rents paid by tenants leasing comparable space and receiving such service from the Taxable REIT Subsidiary, and the charge for such service is separately stated; and (iii) the Taxable REIT Subsidiary recognizes income for its services at least equal to 150% of its direct costs in furnishing or rendering the service.

Redetermined deductions include deductions (other than redetermined rents) of a Taxable REIT Subsidiary that would have been adjusted under Section 482 (but for the imposition of the 100% tax) in an IRS audit to clearly reflect income between the Taxable REIT Subsidiary and REIT.

Excess interest would include any deduction for interest payments by a Taxable REIT Subsidiary to the REIT to the extent such interest payments are in excess of a rate that is “commercially reasonable.” Loans from the REIT to a Taxable REIT Subsidiary would be made subject to the Section 163(j) “earnings stripping” rules in full (i.e., the rules would apply to the Taxable REIT Subsidiary regardless of whether the Taxable REIT subsidiary and the REIT are related persons as defined in Section 267(b) or 707(b)(i) of the Code.

Annual Distribution Requirements

In order to be taxed as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (A) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates except to the extent of net operating loss or capital loss carryforwards. If any taxes are paid in connection with the Built-In Gain Rules, these taxes will be deductible in computing REIT taxable income. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (other than long-term capital gain we elect to retain and treat as having been distributed to stockholders), and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

It is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other noncash deductions in computing REIT taxable income. We anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or repayments, or capital expenditures in excess of noncash deductions. In the event that such timing differences or other cash needs occur, we may find it necessary to borrow funds or to issue equity securities (there being no assurance that we will be able to do so) or, if possible, to pay taxable stock dividends, distribute other property or securities or engage in a transaction intended to enable us to meet the REIT distribution requirements. Our ability to engage in certain of these transactions may be restricted by the terms of our indentures or our credit facility. Any such transaction may require the consent of the lenders under our credit facility, and there can be no assurance that such consent would be obtained. Our ability to engage in certain of these transactions is also restricted by the registration requirements under the Securities Act, the rules and regulations of the New York Stock Exchange and the Commission and by other applicable laws, rules and regulations. In addition, the failure of Kindred to make rental payments under master leases would impair materially our ability to make required distributions. Consequently, there can be no assurance that we will be able to make distributions at the required distribution rate or any other rate.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay a 4% excise tax and interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

Annual Record Keeping Requirements

In our first taxable year in which we qualify as a REIT and thereafter, we are required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We believe that we have complied with these requirements for the 1999-2003 tax years. We will be subject to a penalty of $25,000 ($50,000 for intentional violations) for any year in which we do not comply with the rules.

Failure to Continue to Qualify

If our election to be taxed as a REIT is revoked or terminated (e.g., due to a failure to meet the REIT qualification tests), we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates except to the extent of net operating loss and capital loss carryforwards. Distributions to stockholders will not be deductible by us, nor will they be required to be made. To the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income, and, subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction and individual stockholders may be eligible for taxation at the rates generally applicable to long-term capital gains (currently at a maximum rate of 15%) with respect to distributions. In addition, we would be prohibited from re-electing REIT status for the four taxable years following the year during which we ceased to qualify as a REIT, unless certain relief provisions of the Code apply. It is impossible to predict whether we would be entitled to such statutory relief.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement among us, Ventas Realty, Limited Partnership, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, 2,000,000 shares of our common stock.

The underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by counsel and other conditions. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us that it proposes initially to offer the shares to the public at the public offering price appearing on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $.20 per share. After this offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

	Per Share	Total
Public offering price	$25.95	$51,900,000
Underwriting discount	$.26	$520,000
Proceeds, before expenses	$25.69	$51,380,000

The expenses of the offering, exclusive of the underwriting discount, are estimated at approximately $180,000 and are payable by us.

No Sales of Similar Securities

We and each of our executive officers have agreed, with limited exceptions, not to sell or transfer any common stock for 60 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. However, Debra A. Cafaro, our Chairman, President and CEO, and T. Richard Riney, our Executive Vice President and General Counsel, will be permitted to continue to sell certain shares of common stock pursuant to previously adopted non-discretionary, written trading plans that comply with Commission Rule 10b5-1. Specifically, we and each of our executive officers have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	otherwise dispose of or transfer any common stock; or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock, however it does not prevent the exercise of any options or warrants to acquire shares of our common stock issued pursuant to employee stock option plans existing on the date we enter into the underwriting agreement or the pledging of stock to secure certain loans. The lockup would prevent the sale of shares received upon the exercise of such options. The lockup applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

In the event that we notify the underwriter in writing that we do not intend to proceed with this offering, if the underwriting agreement does not become effective, or if the underwriting agreement is terminated prior to payment for and delivery of our common stock, the lockup provisions will be released.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “VTR.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, Commission rules may limit the ability of the underwriter to bid for or purchase our common stock. However, the underwriter may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriter creates a short position in the common stock in connection with the offering, i.e., if it sells more shares than are listed on the cover of this prospectus supplement, the underwriter may reduce that short position by purchasing shares in the open market. Purchases of the common stock to stabilize its price or to reduce a short position could cause the price of the common stock to be higher than it might be in the absence of those purchases.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us. It has received customary fees and commissions for these transactions. In addition, the underwriter provided certain advisory services to us in connection with our July 1, 2003 sale of 16 facilities to Kindred and our acquisition of ElderTrust.

LEGAL MATTERS

T. Richard Riney, our general counsel, and Willkie Farr & Gallagher LLP, New York, New York, will provide us with an opinion as to legal matters in connection with the common stock offered by this prospectus supplement and the accompanying prospectus. Debevoise & Plimpton LLP, New York, New York, will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements (including the financial statement schedule) of Ventas, Inc. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus supplement have been audited by Ernst &Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein. The financial statements referred to above are included in this prospectus supplement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. We have also filed with the Commission a registration statement on Form S-3 to register the common stock being offered in this prospectus supplement and the accompanying prospectus by us. This prospectus supplement and the accompanying prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the common stock offered in this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and its exhibits.

Our Commission filings are available on the Commission’s website at www.sec.gov. You also may read and copy any documents we file at the Commission’s public reference rooms in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. You can also obtain information about us from the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information about us is also available on our website at www.venatsreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus supplement as an inactive textual reference only.

INCORPORATION BY REFERENCE

We are incorporating by reference in this prospectus supplement the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. To the extent that the information presented in this prospectus supplement revises, modifies, or updates the information contained in the accompanying prospectus or any document incorporated by reference to this prospectus supplement or the accompanying prospectus prior to the date of this prospectus supplement, the information presented in this prospectus supplement shall supercede and control. To the extent that any information incorporated by reference into this prospectus supplement after the date hereof revises, modifies or updates the information contained in this prospectus supplement or in the accompanying prospectus, such later information shall be deemed to revise, modify or update the language contained herein or therein.

We are incorporating by reference our documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement. These documents update and supercede the information that we have previously incorporated by reference.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our Current Reports on Forms 8-K filed January 8, 2004, February 5, 2004, February 10, 2004 and February 19, 2004; and

•	The description of our common stock set forth in our registration statement on Form 8-A filed with the Commission on January 23, 1992.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Counsel

Ventas, Inc.

10350 Ormsby Park Place,

Suite 300

Louisville, Kentucky 40223

(502) 357-9000

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

$651,000,000

Ventas, Inc.

Preferred Stock, Depositary Shares,

Common Stock and Warrants

Ventas Realty, Limited Partnership and

Ventas Capital Corporation

Debt Securities

Fully and Unconditionally Guaranteed by Ventas, Inc.

Additional Full and Unconditional Guarantees

of

Ventas Realty, Limited Partnership and

Ventas Capital Corporation Debt Securities

by

Ventas LP Realty, L.L.C., Ventas Healthcare Properties, Inc.

and Ventas TRS, LLC

We may offer and sell, from time to time, in one or more offerings:

•	preferred stock
•	depositary shares
•	common stock
•	warrants

These securities may be offered and sold separately, together or as units with other securities described in this prospectus.

Ventas Realty, Limited Partnership and Ventas Capital Corporation may offer and sell, from time to time, in one or more offerings, debt securities which will be fully and unconditionally guaranteed by us and any additional guarantors, which may include Ventas LP Realty, L.L.C., Ventas Healthcare Properties, Inc. and Ventas. These debt securities and any such guarantees may be senior or subordinated. These debt securities may be offered and sold separately, together or as units with other securities described in this prospectus.

The securities described in this prospectus may be issued in one or more series or issuances. The total offering price of securities offered by us, in the aggregate, will not exceed $651,000,000.

We will provide the specific terms of these securities and their offering prices in supplements to this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you decide to invest in any of these securities.

See “ Risk Factors” on page 5 for a discussion of matters that you should consider before investing in these securities.

Our common stock is listed on the New York Stock Exchange under the symbol “VTR.” The closing price of our common stock on the New York Stock Exchange was $16.91 per share on August 29, 2003. None of the other securities are currently publicly traded.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2003.

About This Prospectus

This prospectus is part of two registration statements. The first registration statement is one that we, Ventas Realty, Ventas LLC, and Ventas Capital filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one of more offerings up to a total dollar amount of $651,000,000 or the equivalent denominated in foreign currencies or units of foreign currencies. The second registration statement is one that we have filed with the Commission also using a “shelf” registration process for the guarantees by Ventas Healthcare Properties, Inc. and Ventas TRS, LLC of debt securities of Ventas Realty, Limited Partnership and Ventas Capital Corporation.

This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the Commission and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

References in this prospectus to “we,” “us,” “our” or “Ventas” mean Ventas, Inc. References in this prospectus to “Ventas Realty” mean Ventas Realty, Limited Partnership. References in this prospectus to “Ventas LLC” mean Ventas LP Realty, L.L.C. References in this prospectus to “Ventas Capital” mean Ventas Capital Corporation. References in this prospectus to “Ventas Healthcare Properties” mean Ventas Healthcare Properties, Inc. References in this prospectus to “Ventas TRS” mean Ventas TRS, LLC.

i

CAUTIONARY STATEMENTS

Forward-Looking Statements

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our and our subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust, or REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and you should recognize that actual results may differ from our expectations. We do not undertake any duty to update such forward-looking statements.

Actual future results and trends for us may differ materially depending on a variety of factors discussed in this prospectus and elsewhere in our filings with the Commission. Factors that may affect our plans or results include, without limitation:

•	the ability and willingness of Kindred Healthcare, Inc. and certain of its affiliates, which we refer to collectively as Kindred, to continue to meet and honor their obligations under their contractual arrangements with us, including the lease agreements and various agreements entered into by us and Kindred at the time of our spin-off of Kindred on May 1, 1998, or the 1998 Spin Off, as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001;

•	the ability and willingness of Kindred to continue to meet and/or honor its obligation to indemnify and defend us for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off;

•	the ability of Kindred and our other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with us and their existing credit agreements;

•	our success in implementing our business strategy;

•	the nature and extent of future competition;

•	the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures;

•	increases in our cost of borrowing;

•	the ability of our operators to deliver high quality care and to attract patients;

•	the results of litigation affecting us;

•	changes in general economic conditions or economic conditions in the markets in which we may, from time to time, compete;

•	our ability to pay down, refinance, restructure, and extend our indebtedness as it becomes due;

•	the movement of interest rates and the resulting impact on the value of our interest rate swap agreements and our net worth;

•	our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

•	the final determination of our taxable net income for our tax year ended December 31, 2003;

•	the ability and willingness of our tenants to renew their leases with us upon expiration of the leases and our ability to relet our properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; and

•	the impact on the liquidity, financial condition and results of operations of Kindred and our other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and our other operators to accurately estimate the magnitude of such liabilities.

Many of these factors are beyond our control and the control of our management. For a discussion of these and other factors, see “Risk Factors” and our Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent filings with the Commission.

VENTAS AND VENTAS REALTY

We are a healthcare real estate investment trust with a geographically diverse portfolio of healthcare-related facilities. As of June 30, 2003, this portfolio consisted of 44 hospitals, 204 nursing facilities and nine other healthcare and senior housing facilities in 37 states. We lease these facilities to healthcare operating companies under “triple-net” or “absolute-net” leases. As of June 30, 2003, Kindred leased 194 of our nursing facilities and all but one of our hospitals. We also have investments in 25 additional healthcare and senior housing facilities.

Our business strategy is comprised of two primary objectives: diversifying our portfolio of properties and increasing our earnings. We intend to diversify our portfolio by operator, facility type and reimbursement source. We intend to invest in or acquire additional healthcare-related and/or senior housing properties, which could include hospitals, nursing centers, assisted or independent living facilities and ancillary healthcare facilities, that are operated by qualified providers in their industries.

We conduct substantially all of our business through Ventas Realty, a wholly owned operating partnership, and Ventas Finance I, LLC, an indirect, wholly owned limited liability company. As of June 30, 2003, Ventas Finance owned 40 of our skilled nursing facilities, we owned two hospitals and Ventas Realty owned all of our other properties and investments.

Our and Ventas Realty’s principal executive offices are located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642, and our telephone number is (502) 357-9000.

VENTAS CAPITAL

Ventas Capital is a wholly owned subsidiary of Ventas Realty that was incorporated in Delaware for the purpose of serving as co-issuer with Ventas Realty of debt securities in order to facilitate the offering of such securities. Ventas Realty believes that certain prospective purchasers of the debt securities may be restricted in their ability to purchase debt securities of partnerships, such as Ventas Realty, unless such debt securities are jointly issued by a corporation. Ventas Capital will not have any substantial operations or assets and will not have any revenues. As a result, prospective purchasers of the debt securities of Ventas Realty and Ventas Capital should not expect Ventas Capital to participate in servicing the interest and principal obligations on those debt securities.

Ventas Capital’s principal executive offices are located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642, and its telephone number is (502) 357-9000.

VENTAS LLC

Ventas LLC is a limited liability company that is organized under the laws of Delaware. Ventas is the sole member of Ventas LLC. Ventas LLC owns a 1% limited partnership interest in Ventas Realty and conducts no other business and owns no other assets.

Ventas LLC’s principal executive offices are located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642, and its telephone number is (502) 357-9000.

VENTAS TRS

Ventas TRS is a limited liability company that is organized under the laws of Delaware. Ventas Realty is the sole member of Ventas TRS.

Ventas TRS’s principal executive offices are located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642, and its telephone number is (502) 357-9000.

VENTAS HEALTHCARE PROPERTIES

Ventas Healthcare Properties is a corporation that is organized under the laws of the state of Delaware. It is a wholly owned direct subsidiary of Ventas.

Ventas Healthcare Properties’s principal executive offices are located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642, and its telephone number is (502) 357-9000.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. These risks include, but are not limited to:

•	the risks described in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this prospectus; and

•	any risks that may be described in other filings we make with the Commission or in the prospectus supplements relating to specific offerings of securities.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus by us for general business purposes, which may include acquiring and investing in additional properties and the repayment of borrowings under our credit facility or other debt. Until the proceeds from a sale of securities by us, Ventas Realty and/or Ventas Capital are applied to their intended purposes, they may be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated was as follows:

	Period From May 1, 1998 to December 31, 1998	Year Ended December 31,				Six Months Ended June 30, 2003
		1999	2000	2001	2002
Ratio of earnings to fixed charges and preferred stock dividends (a)	1.79	1.47	0.24	1.58	1.47	2.39

(a)	Earnings were insufficient to cover fixed charges by $68.7 million in 2000. Earnings in 2000 were reduced by $96.5 million for the United States Settlement.

For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.

DESCRIPTION OF DEBT SECURITIES OF VENTAS REALTY AND VENTAS CAPITAL

This section describes the general terms and provisions of the debt securities of Ventas Realty and Ventas Capital. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

The senior debt securities offered under this prospectus may be issued by Ventas Realty and Ventas Capital:

•	under one or both of the indentures dated April 17, 2002 among us (as guarantor), Ventas Realty, Ventas Capital, Ventas LLC and U.S. Bank National Association, as trustee, as heretofore supplemented; or

•	under one or more other indentures to be entered into among us (as guarantor), Ventas Realty, Ventas Capital, any additional guarantors and a trustee.

The subordinated debt securities offered under this prospectus may be issued under one or more indentures to be entered into among us (as guarantor), Ventas Realty, Ventas Capital, any additional guarantors and a trustee. Ventas Realty and Ventas Capital are collectively referred to in this section as the “issuers.” The debt securities will be the direct obligation of the applicable issuer or issuers, may be secured or unsecured and may constitute senior or subordinated indebtedness. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indenture and the debt securities to be issued under the indentures are summaries of either certain provisions contained in our existing indentures or certain anticipated provisions of the indentures that we will enter into and are not complete.

We have filed our existing indentures and the supplements thereto and the forms of indentures as exhibits to the registration statements of which this prospectus is a part. You should read the indentures for provisions that may be important to you before you buy any debt securities. We will file any final indentures and/or supplemental indentures with the Commission if we issue any debt securities.

General

The issuers may issue debt securities that rank “senior” or “subordinated.” The debt securities that we refer to as “senior” will be the direct obligations of the issuers and will rank equally and ratably in right of payment with the issuers’ other indebtedness that is not subordinated. The issuers may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable indenture, and may rank equally and ratably with other subordinated indebtedness. We refer to these as “subordinated” debt securities.

Under each of our existing indentures, we must obtain the consent of the holders of a majority of the aggregate principal amount of senior debt securities outstanding under such indenture in order to issue additional securities under that indenture.

Under any indenture that we will enter into, the issuers:

•	may issue debt securities without limit as to aggregate principal amount, in one or more series, in each case as established in one or more supplemental indentures;

•	need not issue all debt securities of a series at the same time; and

•	may reopen a series, without the consent of holders of the series, for issuances of additional securities of that series.

U.S. Bank National Association is the trustee under our existing indentures. We anticipate that any other indenture that we will enter into will provide that the issuers may, but need not, designate more than one trustee under such indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and the issuers may appoint a successor trustee to act with respect to that series.

The applicable prospectus supplement will describe the specific terms relating to the series of debt securities the issuers will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of the principal amount at which the issuers will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible into other securities, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such debt securities, including the required conditions to our ability to merge or consolidate or sell substantially all of our assets, to the extent different from or in addition to those described in this prospectus;

•	whether the issuers will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether the issuers will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the legal defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	whether the issuers will pay additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether they will have the option to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

The issuers may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as “original issue discount” securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as may be described in the applicable prospectus supplement, any indenture under which the issuers issue debt securities will not contain any other provisions that would limit the ability of us or our restricted subsidiaries to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or our restricted subsidiaries or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the debt securities being offered.

Denominations, Interest, Registration and Transfer

The issuers will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

The issuers will pay the interest, principal and any premium at the corporate trust office of the trustee. At the option of the issuers, however, payment of interest may be made by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If the issuers do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the trustee or the applicable issuer or issuers will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, so long as the total principal amount is not changed. This is referred to as an “exchange.”

You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as the agent of the issuers for registering debt securities in the names of holders and transferring debt securities. The issuers may change this appointment to another entity or perform it themselves. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Guarantees

Unless otherwise described in the applicable prospectus supplement, the debt securities will be fully and unconditionally guaranteed by us, Ventas LLC, Ventas Healthcare Properties, Ventas TRS, and certain other future subsidiaries of ours. These guarantees will be joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, an indenture, or a supplemental indenture thereto, will be executed by the guarantor. We, Ventas LLC, Ventas Healthcare Properties and Ventas TRS are guarantors under our existing indentures, as supplemented. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of any guarantee will be set forth in the applicable prospectus supplement.

Merger, Consolidation or Sale of Assets

We generally will be permitted to consolidate or merge with another company, to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following, among other, conditions are met:

•	If we merge out of existence or sell our assets, the other company must be an entity organized under the laws of a State or the District of Columbia or under federal law and must agree to be legally responsible for our obligations under the debt securities; and

•	Immediately after the merger, sale of assets or other transaction, we and our restricted subsidiaries may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving the applicable default notice or the requirement that the default exist for a specific period of time were disregarded.

Certain Covenants

Existence.    Except as permitted as described above under “—Merger, Consolidation or Sale of Assets”, we and our restricted subsidiaries will agree to do all things necessary to preserve and keep our corporate existence, rights and franchises; provided, however, that we may terminate the existence of any such subsidiary if we determine that it is in our best interests to do so.

Provisions of Financial Information.    Whether or not we remain required to do so under the Securities Exchange Act of 1934, as amended, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the Commission and an indenture trustee on or before the applicable Commission filing dates as if we were required to do so.

Events of Default and Related Matters

Events of Default.    The term “event of default” for any series of debt securities means any of the following:

•	The issuers do not pay the principal or any premium on a debt security of that series;

•	The issuers do not pay interest on a debt security of that series within 30 days after its due date;

•	The issuers do not deposit any sinking fund payment for that series within 30 days after its due date;

•	We or our restricted subsidiaries remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of other series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 25% in principal amount of debt securities of the affected series may send the notice;

•

We or our restricted subsidiaries default under any of our other indebtedness in an aggregate principal amount exceeding $15,000,000 after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we or our restricted subsidiaries receive notice specifying the default and requiring that they discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 25% in principal amount of debt securities of the affected series may send the notice;

•	We or one of our “significant subsidiaries,” files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

•	Any other event of default described in the applicable prospectus supplement occurs.

The term “significant subsidiary” means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended.

Remedies if an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity; and

•	the holders of at least a majority in principal amount of all outstanding securities of the relevant series must not have given the trustee a direction inconsistent within such request within such 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or otherwise specifying any default.

Modification of an Indenture

There are three types of changes the issuers can make to the indentures and the debt securities:

Changes Requiring Your Approval.    Neither the issuers nor the trustee can make the following types of changes to your debt securities without your specific approval:

•	changes to the stated maturity of the principal or interest on a debt security (which does not include the making of mandatory offers to purchase the debt security);

•	changes to reduce any amounts due on a debt security;

•	changes to reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	changes to the currency of payment on a debt security;

•	changes to impair your right to sue for payment;

•	changes to the subordination provisions, if any, in a manner that is adverse to you;

•	changes to reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

•	changes to reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or changes to certain provisions of the indenture relating to waivers of default;

•	changes to effect a waiver of a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities (other than a default arising as a result of the acceleration of the debt security which has since been rescinded);

•	changes to release any guarantor from any of its obligations under its guarantee or an indenture, except in accordance with the terms of such indenture; or

•	changes to any of the foregoing provisions.

Changes Requiring a Majority Vote.    The second type of change to an indenture and the debt securities issued under that indenture is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for the changes listed above under “—Changes Requiring Your Approval” or below under “—Changes Not Requiring Approval” or as otherwise described in the applicable prospectus supplement.

Changes Not Requiring Approval.    The third type of change does not require any vote by holders of debt securities. Unless otherwise described in the applicable prospectus supplement, changes not requiring approval are limited to clarifications and certain other changes that would not materially adversely affect holders of the applicable series of debt securities.

Further Details Concerning Voting.    Debt securities are not considered outstanding, and holders of debt securities may not be able to vote, if the issuers have deposited or set aside in trust money for their payment or redemption or if we or one of our affiliates own them. As described immediately below under “—Discharge, Legal Defeasance and Covenant Defeasance,” you also will not be able to vote your debt securities if:

•	your securities have been discharged; or

•	all securities of the same series of your debt securities have been legally defeased.

For original issue discount securities, issuers will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

Discharge, Legal Defeasance and Covenant Defeasance

Discharge.    The issuers may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay such debt securities, including any premium and interest thereon.

Legal Defeasance.    The issuers can, under particular circumstances, effect a legal defeasance of your series of debt securities. By this we mean the issuers, us, and any guarantors will be released from any payment or other obligations on a series of debt securities if, among other things, they put in place the arrangements described below to repay you and all other holders of that series of debt securities and deliver certain certificates and opinions to the trustee:

•	The issuers must deposit in trust for your benefit and the benefit of all other direct holders of that series of debt securities a combination of money or U.S. government or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds) that will generate enough cash to make interest, principal and any other payments on all debt securities of that series on their various due dates;

•	The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if the issuers did not make the deposit and just repaid the debt securities themselves. Under current federal income tax law, the deposit and the legal release of the issuers from the debt securities would be treated as though the issuers took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. Therefore, under the current law, you could recognize gain or loss on the debt securities you were deemed to have given back; and

•	The issuers must deliver to the trustee a legal opinion confirming the tax law change described above.

If the issuers did accomplish legal defeasance with respect to your series of debt securities, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to the issuers or any guarantor for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of the lenders of the issuers and other creditors if they ever became bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance.    Under current federal income tax law, the issuers can make the same type of deposit described above and be released from some of the restrictive covenants applicable to your series of debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities and you would be released from any subordination provisions.

If the issuers accomplish covenant defeasance, the following provisions of an indenture (as applicable to the series of debt securities being defeased) and the applicable series of debt securities would no longer apply:

•	any covenants applicable to that series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions applicable to that series of debt securities and described in the applicable prospectus supplement; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If the issuers accomplish covenant defeasance, you can still look to them and us and our other guarantors for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, the bankruptcy of the issuers, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated securities is subordinated to debt securities of another series or to our and any guarantors’ other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

The issuers will issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. The issuers may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF OUR COMMON STOCK

We may issue, either separately or together with other securities, shares of our common stock. Under our Certificate of Incorporation, we are authorized to issue up to 180,000,000 shares of common stock. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. Unless otherwise indicated in the applicable prospectus supplement, any shares of common stock offered will include rights (the “Rights”) to purchase certain shares of Ventas, Inc. Series A Participating Preferred Stock. See “Description of Outstanding Capital Stock” below.

DESCRIPTION OF OUR PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement as well as any general terms described in this section that will not apply to those shares of preferred stock.

We have summarized certain selected terms of the preferred stock in this section. The summary is not complete. You should read our Certificate of Incorporation that is an exhibit to our annual report on Form 10-K and the certificate of designation relating to the applicable series of the preferred stock that we will file with the Commission for additional information before you buy any shares of preferred stock.

General

Our board of directors will determine the designations, preferences, limitations and relative rights of each series of our authorized and unissued preferred stock. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividend, whether dividends will be cumulative, and the dates on which dividends are payable;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets; and

•	if the shares are convertible or exchangeable, the price or rates of conversion or exchange at which, and the terms and conditions on which, the shares of the series may be converted into or exchanged for other securities.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of shares of common stock will be subject to, and may be adversely affected by, the rights of holders of any shares of preferred stock that we may issue in the future.

The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

•	the description of the shares of preferred stock;

•	the number of shares of preferred stock offered;

•	the voting rights, if any, of the holders of the shares of preferred stock;

•	the offering price of the shares of preferred stock;

•	the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

•	the date from which distributions on the shares of preferred stock shall accumulate;

•	the provisions for any auctioning or remarketing, if any, of the shares of preferred stock;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the shares of preferred stock on a securities exchange;

•	whether the shares of preferred stock will be convertible or exchangeable and, if so, the security into which they are convertible or exchangeable and the terms and conditions of conversion or exchange, including the conversion price or exchange rate or the manner of determining it;

•	whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under “Description of Depositary Shares;”

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the shares of preferred stock as to distribution and liquidation rights;

•	any limitations on issuance of any shares of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of the shares of preferred stock.

As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the shares of preferred stock will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our shares of common stock.

Dividends

Holders of shares of preferred stock of each series will be entitled to receive cash and/or share dividends at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred stock may specify a fixed rate of distribution, our board of directors must authorize and declare those dividends and they may be paid only out of assets legally available for payment. We will pay each dividend to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors. In the case of shares of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.

Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative dividends will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a dividend on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a dividend in respect of the applicable dividend period, whether or not dividends on that series are declared payable in the future.

If the applicable series is entitled to a cumulative dividend, we may not declare, or pay or set aside for payment, a dividend on any other series of preferred stock ranking, as to dividends on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative dividends on the applicable series for all past dividends periods and the then current dividend period. If the applicable series does not have a cumulative dividend, we must declare, and pay or set aside for payment, full dividends for the then current dividend period only. When dividends are not paid, or set aside for payment, in full on any applicable series and the shares of any other series ranking on a parity as to dividends with the applicable series, we must declare, and pay or set aside for payment, all dividends upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid dividends of the several series. For these purposes, accrued and unpaid dividends do not include unpaid dividend periods on noncumulative shares of preferred stock. No interest will be payable in respect of any dividend payment that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative dividends, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any dividends on common stock or any other equity securities ranking junior to or on a parity with the applicable series as to dividends or upon liquidation. The foregoing restriction does not apply to dividends paid in common stock or other equity securities ranking junior to the applicable series as to dividends and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the dividend for the then current period, before declaring dividends on shares of common stock or junior or parity securities. In addition, under the circumstances in which we could not declare a dividend, we may not redeem, purchase or otherwise acquire for any consideration any shares of common stock or other parity or junior equity securities, except upon conversion into or exchange for shares of common stock or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred stock.

We will credit any dividend payment made on an applicable series first against the earliest accrued but unpaid dividend due with respect to the series.

Redemption

We may have the right or may be required to redeem one or more series of preferred stock, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid dividends, except in the case of noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of our issuance of capital stock, the terms of the preferred stock may provide that, if no shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the shares of preferred stock will automatically and mandatorily be converted into shares of capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

The applicable prospectus supplement will describe the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of shares of our common stock or any other shares of capital stock ranking junior to the applicable series, in the distribution of assets upon any liquidation the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid dividends include only the then current dividend period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of shares of preferred stock, our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the preferred stock upon liquidation, according to their rights and preferences.

If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series and the corresponding amounts payable on all shares of capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

Voting Rights

Holders of shares of preferred stock will not have any voting rights, except as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

As more fully described under “Description of Depositary Shares” below, if we elect to issue depositary shares, each representing a fraction of a share of a series of preferred stock, each depositary will in effect be entitled to a fraction of a vote per depositary share.

Conversion Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred stock into shares of common stock or any other class or series of shares of capital stock. The terms will include the number of shares of common stock or other securities into which the shares of preferred stock are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred stock for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred stock. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred stock being exchanged.

DESCRIPTION OF OUR OUTSTANDING CAPITAL STOCK

The summary of the terms of our outstanding common stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended from time to time, and our Third Amended and Restated Bylaws, as amended and/or restated from time to time, each of which is incorporated herein by reference. You should read our Certificate of Incorporation and our Third Amended and Restated Bylaws for additional information before you purchase any of our capital stock.

Our Certificate of Incorporation provides that we may issue up to 190,000,000 shares of stock, consisting of 180,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of July 21, 2003, 79,388,947 shares of common stock and no shares of preferred stock were issued and outstanding.

All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of capital stock and to certain provisions of our Certificate of Incorporation, holders of shares of common stock are entitled to receive distributions if, as and when authorized and declared by the Board of Directors out of assets legally available therefore and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We currently expect to make quarterly distributions, and from time to time we may make additional distributions.

Holders of shares of common stock have no conversion, sinking fund, redemption or preemptive rights to subscribe for any of our securities. Subject to certain provisions of our Certificate of Incorporation, shares of common stock have equal distribution, liquidation and other rights.

In order to preserve our ability to maintain REIT status, our Certificate of Incorporation provides that if a person acquires beneficial ownership of greater than 9% of our outstanding stock, the shares that are beneficially owned in excess of such 9% limit are considered to be “excess shares.” Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the shares, or (2) the market price on the date we buy the shares. We have the right to defer payment of the purchase price for the excess shares for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Board of Directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original price for such excess shares; any additional amounts are payable to the beneficiary of the trust. The Board of Directors may grant waivers from the excess share limitations. On June 24, 2003, we granted such a waiver from the 9% ownership limitation provisions of Article XII of the our Certificate of Incorporation to Cohen & Steers Capital Management, Inc. Under the waiver, Cohen & Steers may beneficially own, in the aggregate, up to 14%, in number of shares or value, of our common stock.

We have issued preferred stock purchase rights under a Rights Agreement, dated July 20, 1993, as amended, with National City Bank as the Rights Agent. The Rights have certain anti-takeover effects and are intended to cause substantial dilution to a person or group that attempts to acquire us without the approval of our Board of Directors. For more information on the Rights, see Note 15 to the Consolidated Financial Statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2002.

DESCRIPTION OF OUR DEPOSITARY SHARES

This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt for additional information before you buy any depositary shares.

General

We may, at our option, elect to offer fractional interests in shares of preferred, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the shares of preferred stock represented by those depositary shares.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Dividends and Other Distributions

A depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Depositary shares that represent shares of preferred stock converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of shares of preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Underlying Shares of Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred stock in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Liquidation Preference

Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

The depositary shares will not themselves be convertible into or exchangeable for shares of common stock or preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause the conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of shares of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition:

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of shares of preferred stock in exchange for depositary shares provided in the deposit agreement;

•	the tax basis of each share of preferred stock to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for shares of preferred stock; and

•	if you held the depositary shares as a capital asset at the time of the exchange for shares of preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each related share of preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related shares of preferred stock. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice.

Neither a depositary nor our company will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting shares of preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF OUR WARRANTS

This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We have summarized in this section certain terms and provisions of the warrant agreement and the warrants. The summary is not complete. You should read the forms of warrant and warrant agreement that we will file with the Commission at or before the time of the offering of the applicable series of warrants for additional information before you buy any warrants.

We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares, common stock or trust preferred shares. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	the other terms of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date may not be altered without the consent of the holder of each warrant.

PLAN OF DISTRIBUTION

We, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties and/or Ventas TRS may sell the offered securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including to a limited number of institutional purchasers, to a single purchaser or to our affiliates and stockholders, (c) through agents or (d) through a combination of any of these methods. A prospectus supplement relating to such sales will be filed that will include, as applicable, the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

In order to facilitate the offering of securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their account. In addition, to cover over-allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, shares in the open market. Finally, an underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the offered securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Some or all of the securities that we, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties and/or Ventas TRS offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties and/or Ventas TRS sell securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.

If dealers are used in the sale of securities, we, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties and/or Ventas TRS will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties and/or Ventas TRS may sell the securities directly. If the securities are sold directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities, we will describe the terms of any such sales in the prospectus supplement. We, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties and/or Ventas TRS may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Remarketing Arrangements

Offered securities may also be offered and sold, if we so indicate in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters of the offered securities under the Securities Act of 1933.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties and/or Ventas TRS may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties and/or Ventas TRS may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties and/or Ventas TRS in the ordinary course of their businesses.

Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

VALIDITY OF THE OFFERED SECURITIES

Willkie Farr & Gallagher LLP, New York, New York will issue an opinion for us, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties and/or Ventas TRS about the legality of certain of the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements (including the financial statement schedule) of Ventas, Inc. at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus and the registration statements of which this prospectus is a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated by reference herein. The financial statements referred to above are incorporated by reference in this prospectus and such registration statements in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. We have also filed with the Commission two registration statements on Form S-3 to register the securities being offered in this prospectus. This prospectus, which forms part of the registration statements, does not contain all of the information included in the registration statements. For further information about us, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties, Ventas TRS and/or and the securities offered in this prospectus, you should refer to the registration statements and their exhibits.

Our filings are available on the Commission’s website at www.sec.gov. You also may read and copy any documents we file at the Commission’s public reference rooms in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. You can also obtain information about us from the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information about us is also available on our website at www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

INCORPORATION BY REFERENCE

We are incorporating by reference in the prospectus the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We are incorporating by reference our documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the registration statements of which this prospectus is a part and before the effective date of the registration statements or after the date of this prospectus until all of the securities offered under this prospectus are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003;

•	Our Current Reports on Forms 8-K filed January 6, 2003, January 27, 2003 (other than with respect to the information furnished under Item 9 of that report), January 30, 2003, February 24, 2003, March 12, 2003, March 28, 2003 (other than with respect to the information furnished under Item 9 of that report), April 2, 2003 (other than with respect to the information furnished under Item 9 of that report), April 3, 2003, May 5, 2003 (other than with respect to Item 9 of that report), May 15, 2003, May 16, 2003, May 30, 2003 (other than with respect to the information furnished under Item 9 of that report) June 5, 2003, July 2, 2003 (other than with respect to the information furnished under Item 9 of that report), July 2, 2003 (other than with respect to the information furnished under Item 9 of that report), July 24, 2003 (other than with respect to the information furnished under Item 9 of that report) and August 13, 2003.

•	Our Amended Proxy Statement filed on March 31, 2003 for our 2003 Annual Meeting of Stockholders; and

•	The descriptions of our common stock set forth in our registration statement on Form 8-A filed with the Commission on January 23, 1992 and of our rights to purchase Series A Participating Preferred Stock set forth in our registration statement on Form 8-A filed with the Commission on July 21, 1993, as amended on August 11, 1995, February 2, 1998, July 28, 1998, April 19, 1999, December 22, 1999, May 24, 2000 and October 16, 2002.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Counsel

Ventas, Inc.

4360 Brownsboro Road

Suite 115

Louisville, Kentucky 40207

(502) 357-9000

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

2,000,000 Shares

Ventas, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

March 10, 2004